Exhibit 99.1

For Further Information

OSI Systems Inc

12525 Chadron Ave

Hawthorne CA 90250

(310) 349 2237

Contact: Jeremy Norton – Director of Investor Relations

OSI SYSTEMS ANNOUNCES FIRST QUARTER OPERATING RESULTS

•	Company exceeds its earnings guidance on $87.6 million in revenues
•	Security Group revenues grow 26% over first quarter of fiscal 2004
•	Healthcare Group reports second consecutive profitable quarter

HAWTHORNE, Calif.—(BUSINESS WIRE)—Oct. 28, 2004—OSI Systems, Inc. (Nasdaq:OSIS) today announced its revenues and earnings for the first quarter of fiscal 2005.

The company reported revenues of $87.6 million for the first quarter of fiscal 2005, an increase of 127% from the $38.6 million reported for the first quarter of fiscal 2004. Net income for the first quarter of fiscal 2005 was $1.3 million compared to $1.3 million for the first quarter of fiscal 2004.

Diluted earnings per share for the first quarter of fiscal 2005 was $0.08 on 16.6 million shares compared to $0.09 on 15.0 million shares for the first quarter of fiscal 2004. Diluted earnings per share for the first quarter of fiscal 2005 include the following Spacelabs-related acquisition charges:

•	$0.023 per diluted share after-tax charge for retention bonuses for key Spacelabs personnel that were funded by GE Medical at the time of acquisition. The retention bonuses vest over a two-year period ending October 2005.

•	$0.015 per diluted share after-tax charge for the amortization of intangible and fixed assets recorded in connection with the Spacelabs acquisition. Final resolution of the purchase price could significantly reduce these intangible and fixed assets with a corresponding reduction or elimination of the related amortization. The company expects that the final resolution will decrease the purchase price by an amount between $7.8 and $25.9 million.

Excluding these charges, non-GAAP earnings per diluted share is $0.12.

OSI Chairman and CEO Deepak Chopra said, “We are pleased with the performance of all three of our groups, especially our Security Group. The Security Group achieved 26% revenue growth and operating income growth of 6% while significantly increasing R&D investment compared to first quarter of fiscal 2004. Additionally, our Healthcare Group has been profitable for two consecutive quarters.”

For the second quarter of fiscal 2005, the company announces revenue guidance of $97 to $99 million, with diluted EPS of $0.15 to $0.17 after Spacelabs-related amortization and retention expenses of approximately $0.04 per share. Excluding these charges, the non-GAAP diluted EPS guidance is $0.19 to $0.21 per share. The company maintains its full year revenue guidance of $392 million.

Security Group

Financial Performance: The Security Group reported revenue of $29.9 million for the first fiscal quarter of fiscal 2005, an increase of 26% from $23.8 million for the first quarter of fiscal 2004. Income from operations was $2.4 million, compared to $2.2 million for the first quarter of fiscal 2004.

Business Highlights:

•	The increase in Security Group revenue was attributable to increased domestic and international sales of both conventional and large cargo inspection systems.

•	Increased R&D investment significantly compared to first quarter of fiscal 2004.

•	Security Group backlog up 45% sequentially quarter on quarter from the fourth quarter of fiscal 2004.

•	ARACOR installed the first ‘mobile’ Eagle X-ray cargo inspection system at the Port of Savannah, GA.

Healthcare Group

Financial Performance: The Healthcare Group reported revenue of $42.8 million for the first quarter of fiscal 2005, compared to $3.3 million for the first quarter of fiscal 2004. Income from operations for the first quarter of fiscal 2005 was $1.1 million before Spacelabs-related amortization and retention expenses of $0.9 million. This compares to a loss of $0.3 million for the first quarter of fiscal 2004. The increase in the Healthcare Group revenue and profit is mainly attributable to Spacelabs.

Business Highlights:

•	Promotion of Dave Tilley from COO to President of Spacelabs.

•	Successful launch of the new Ultraview SL product line of medical monitors and Intesys Clinical Suite (ICS), a suite of software applications that enables enterprise-wide access to patient data.

•	Formed an alliance with CCSI Inc. enabling Spacelabs to promote the OBix obstetrical data management system.

Optoelectronics & Manufacturing Group

Financial Performance: The Optoelectronics & Manufacturing Group reported external revenue of $14.9 million for the first quarter of fiscal 2005, an increase of 29%, compared to $11.6 million for the first quarter of fiscal 2004. Income from operations for the first quarter of fiscal 2005 was $1.7 million, compared to $1.3 million for the first quarter of fiscal year 2004.

In addition to external revenue, the Optoelectronics & Manufacturing Group had inter-company sales of $4.3 million in the first quarter of fiscal 2005, compared to $2.7 million for the first quarter of fiscal 2004. These inter-company revenues are eliminated in the consolidation.

Business Highlights:

•	Optoelectronics & Manufacturing Group continues to make progress integrating Spacelabs’ outsourced manufacturing.

•	Strong performance in other Optoelectronic & Manufacturing businesses compensates for continued weakness in the company’s defense optoelectronic businesses.

OSI Systems, Inc. will webcast the live earnings call over the Internet at 2:30 p.m. PT, today. To listen, please log on www.fulldisclosure.com and follow the link that will be posted on the front page. A replay of the webcast will be available shortly after the presentation and will be archived on www.fulldisclosure.com. A telephonic replay of the call will also be available from 5:30 p.m. Pacific Time on October 28 until 5:30 p.m. Pacific Time on October 30. The replay may be accessed by calling 800-633-8284 and entering the conference call identification number 21211465.

About OSI Systems, Inc.

OSI Systems, Inc. is a Hawthorne, California based diversified global developer, manufacturer and seller of security and inspection systems, medical monitoring and imaging products, and optoelectronic devices and value added subsystems, as well as engineering and manufacturing services. The company has more than 30 years of experience in electronics engineering and manufacturing and maintains offices and production facilities located in more than a dozen countries. The company implements a strategy of expansion by leveraging its electronics and contract manufacturing capabilities into selective end-product markets through organic growth and acquisitions. For more information on OSI Systems, Inc. or any of its subsidiary companies, visit www.osi-systems.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding our expectations, goals or intentions about the future, including, but not limited to, statements regarding future revenues and earnings and a purchase price adjustment related to the Spacelabs acquisition. The actual results may differ materially from those described in or implied by any forward-looking statement. In particular, there can be no assurance that the company will achieve such revenues and earnings growth or that the purchase price adjustment related to the Spacelabs acquisition will remain in line with current expectations.. Other important factors are set forth in our Securities and Exchange Commission filings. All forward-looking statements speak only as of the date made, and we undertake no obligation to update these forward-looking statements.

OSI SYSTEMS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	Three months ended September 30,
	2004	2003
Revenues	$87,644	$38,645
Cost of goods sold	53,854	26,079

Gross profit	33,790	12,566
Operating expenses:
Selling, general and administrative	24,793	7,521
Research and development	6,670	2,037
Restructuring charges	—	1,061
Management retention bonus	549	—

Total operating expenses	32,012	10,619

Income from operations	1,778	1,947
Interest income	87	304
Interest expense	(54)	(81)
Impairment of equity investment	—	(247)

Income before provision for income taxes and minority interest	1,811	1,923
Provision for income taxes	570	583

Income before minority interest	1,241	1,340
Minority interest	69	(57)

Net income	$1,310	$1,283

Earnings per share	$0.08	$0.09

Diluted earnings per share	$0.08	$0.09

Weighted average shares outstanding	16,237,593	14,538,734

Weighted average shares outstanding -assuming dilution	16,609,329	14,955,733

Condensed Consolidated Balance Sheets
(in thousands)
	September 30, 2004	June 30, 2004
Cash and cash equivalents	$24,629	$39,879
Accounts receivable, net of allowance for doubtful accounts	86,149	85,774
Inventory	99,467	97,174
Other current assets	17,332	18,062

Total current assets	227,577	240,889
Non current assets	91,855	90,912

Total	$319,432	$331,801

Current portion of long-term debt	1,143	1,798
Other current liabilities	83,617	95,693

Total current liabilities	84,760	97,491
Long-term debt	32	32
Other long term liabilities	6,808	6,727
Minority interest	—	69
Shareholders’ equity	227,832	227,482

Total	$319,432	$331,801

OSI SYSTEMS, INC. AND SUBSIDIARIES

Segment Information

(in thousands)

Quarter ended September 30, 2004
	Security Group	Healthcare Group	Optoelectronics Group	Corporate	Eliminations	Total
Revenues:
External	$29,943	$42,804	$14,897	$—	$—	$87,644
Intercompany	—	—	4,265	—	(4,265)	—

Total Revenues	$29,943	$42,804	$19,162	$—	$(4,265)	$87,644

Operating Income	$2,359	$235	$1,685	$(2,364)	$(137)	$1,778

Quarter ended September 30, 2003
	Security Group	Healthcare Group	Optoelectronics Group	Corporate	Eliminations	Total
Revenues:
External	$23,757	$3,331	$11,557	$—	$—	$38,645
Intercompany	—	—	2,657	—	(2,657)	—

Total Revenues	$23,757	$3,331	$14,214	$—	$(2,657)	$38,645

Operating Income	$2,230	$(338)	$1,343	$(1,509)	$221	$1,947

Reconciliation of Non-GAAP Financial Measures in Accordance with SEC Regulation G

OSI Systems reports financial results in accordance with U.S. GAAP, and herein provides some non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. These non-GAAP measures are intended to supplement the Company’s presentation of its financial results that are prepared in accordance with GAAP.

OSI Systems uses the non-GAAP measures presented to evaluate and manage the Company’s operations internally. OSI Systems is also providing this information to assist investors in performing financial analysis.

The reconciliation set forth below is provided in accordance with Regulation G and S-K and reconciles the non-GAAP financial measures with the most directly comparable GAAP financial measures.

Reconciliation of Non-U.S. GAAP Measure to U.S. GAAP Measure

(in thousands,except share amounts)

Three Months Ended September 30, 2004

	Amounts after tax Unaudited	Earnings per share Unaudited
NET INCOME AFTER TAXES	$1,310	$0.08
Add:
Management retention bonuses	$379	$0.024
Amortization of Intangible and Fixed Assets	$244	$0.015

ADJUSTED NET INCOME AFTER TAXES	$1,933	$0.12

Earnings per share amounts are calculated using a weighted average shares outstanding of 16,609,329.